Exhibit 23.2

Consent of Registered Independent Public Accounting Firm

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated March 3, 2005 on the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for each of the two years in the period ended December 31, 2004 included in this Form 10-K, into the Company’s previously filed Registration Statement (File No. 333-101447).

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
March 15, 2006